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Exhibit 10.26


September 9, 1998


PERSONAL & CONFIDENTIAL
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Jim Peterson
1044 Van Dyke Drive
Laguna Beach, Ca 92651

RE:  STRATEGIC PARTNER BONUS PLAN

Dear Jim:

We are pleased to advise you that in connection with our pursuit to find a strategic partner for Linfinity Microelectronics ("the Company"), and as a reward for your continued valuable services to the Company, we have selected you to participate in the Strategic Partner Bonus Plan ("the Plan"). As an incentive for your continued employment, if the Company finds a strategic partner and closes a transaction for the disposition of assets or a change of control while you are still employed, you will receive a Strategic Partner Bonus on the following basis:

The Company will create a bonus pool ("the Bonus Pool") to be distributed to those in the Plan who are still actively employed on the date that the strategic partner transaction closes disposing of all or substantially all of the Company's assets or there is a change of control, whichever is earlier. The amount of money in the Bonus Pool will be determined by first subtracting the Company's book value as of June 30, 1998 ($23,225,000) and the amount of any inter-company loans from the total amount of cash and cash equivalent consideration the Company actually receives from its new strategic partner. This sum will be called "The Base". The Company will contribute a percentage of The Base into the Bonus Pool. If The Base is under ten million dollars ($10,000,000.00), the Company will contribute 17.5% of The Base into the Bonus Pool. If The Base exceeds ten million dollars, the Company will contribute 17.5% of the first ten million dollars and 10% of the amount in excess of ten million dollars into the Bonus Pool. By way of example, if, after subtracting the Company's book value and inter-company loans, The Base is twelve million dollars, the Bonus Pool will be $1.95 million dollars (17.5% of the first ten million dollars, plus 10% of the remaining two million dollars).
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You will receive 20% of the Bonus Pool within twenty-one (21) days of the
Company's receipt of the cash and cash equivalent consideration from its new strategic partner, provided you are actively employed by the Company on the date that the transaction closes with the Company's strategic partner disposing of all or substantially all, or effectuating a change of control of the Company assets. You will continue to participate in the Company's discretionary bonus plan. However, any payment received under this Plan will be credited against any payment due to you under the Company's discretionary bonus plan for Fiscal Year 1999. Similarly, any payment received under the Fiscal Year 1999 discretionary bonus plan before a payment is due to you under this Plan will be credited against any payment due to you under this Plan. Nothing in this Agreement shall change, modify or alter your at-will employment status.

As you know, this Agreement, your knowledge about the pursuit of a strategic partner, and any potential sale or other disposition of the Company and/or its assets is confidential, non-public information. In exchange for participating in the Plan and by signing this Agreement, you agree to keep confidential any and all information regarding the terms of this Agreement. You shall not disclose the terms of this Agreement to anyone except your immediate family, attorney, accountant or any governmental taxing authority, or as may be required by law, or in the enforcement of this Agreement. You also acknowledge that any failure to comply with this provision may result in the termination of your employment and participation in the Plan.

Your services here are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to any purchaser in connection with the disposition of the Company's assets provided the purchaser assumes the Company's obligations hereunder.

This Agreement shall be interpreted under California law. If any provision is declared by any court to be invalid, the validity of the remaining provisions shall not be affected. If it is necessary to file suit to enforce this Agreement, the prevailing party shall recover its reasonable costs of enforcement, including costs and reasonable attorneys' fees.
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All disputes with respect to this Agreement or related in any way to this employer-employee relationship shall be submitted to final and binding arbitration under the Employment Dispute Rules of the American Arbitration Association. Any such dispute shall be submitted within 90 days of the event giving rise to the dispute, or else the matter is waived and deemed non-arbitrable.

When signed by you, this Agreement constitutes our complete agreement with respect to all matters pertaining to your participation in the Plan. It fully supersedes any prior agreements or understandings, if any, pertaining to these matters. It may only be modified by a writing signed by you and an authorized representative of the Company. Your signature below shall serve as your acknowledgement that you represent that you have signed this letter voluntarily with the intent to be bound, and that before signing this Agreement you have taken whatever time you deem appropriate to have this letter reviewed by a representative of your own selection.

We look forward to your continued employment on the terms and conditions outlined herein. If you have any questions or concerns, please feel free to call Mary A. Rorabaugh at 408-428-7814.

Sincerely,


Roger Strauch
Chief Executive Officer
SymmetriCom, Inc.

Accepted and Agreed this
_______ day of September, 1998


_______________________
Jim Peterson